Exhibit 8.1

Subsidiaries of Sky Solar Holdings, Ltd.

Entity	Place of Incorporation	Ownership
Sky Solar Power Ltd.	British Virgin Islands	100%
Sky International Enterprise Group Ltd.	Hong Kong	100%
Sky Solar Energy S.à.r.l.	Luxembourg	100%
Sky Capital Europe S.à.r.l.	Luxembourg	100	%(1)
Energy Capital Investment S.à.r.l.(2)	Luxembourg	100%
Sky Capital Advisory GmbH	Germany	100%
Moktap Holdings Ltd.(2)	Cyprus	100	%(1)
Sky Solar Japan K.K.(2)	Japan	100%
Sky Solar Iberica S.L.	Spain	100%
Sky Development Renewable Energy Resources S.A.	Greece	100%
Sky Solar Bulgaria Co. EOOD	Bulgaria	100%
Sky Solar (Canada) Ltd.(2)	Canada	100%
Neurlus Ltd.(2)	Cyprus	100%
Sky Capital America Inc.	USA	100%
Skylink O&M S.a.r.l	Luxemburg	100%
Sky Renewable Energy Ltd	Canada	100%
Energy Capital Investment Sarl	Luxemburg	100%
Energy Capital Investment II Sarl	Luxemburg	100%
Renewable Capital Investment 1 S.L	Spain	100%
Renewable Capital Investment 2 S.L	Spain	100%
Sky Solar New Energy Technology (Wuxi) Ltd.	China	100%
Wuxi Tianlian New Energy Development Ltd	China	100%
Suzhou Tianlian New Energy Ltd	China	100%

(1) 100% owned except for one share

(2) Denotes significant subsidiaries